Exhibit 99.1

June 1, 2020	PRESS RELEASE

BankGuam Holding Company

Declares Dividends

BankGuam Holding Company (BKGMF) announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.5% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Tuesday, May 26, 2020. The dividends will be paid on June 30, 2020, to shareholders of record as of June 15, 2020.

CONTACT: BankGuam Holding Company

Maria Eugenia H. Leon Guerrero,

Executive Vice President & Chief Operating Officer

(671) 472-5273